UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2007

SOUTHERN STAR ENERGY INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30299

(Commission File Number)

20-2514234

(IRS Employer Identification No.)

307-1178 Hamilton Street, Vancouver, B.C., Canada V6B 2S2

(Address of principal executive offices and Zip Code)

(604) 307-4274

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 10, 2007, our company entered into an Amended and Restated Subscription Agreement with Venture Capital Asset Management AG, which agreement amended the terms of a Subscription Agreement dated February 8, 2007 that was entered into amongst the same parties. Pursuant to the terms of the February 8, 2007 agreement, Venture Capital originally subscribed for 37 units at a price of US$50,000 per unit for total proceeds of US$1,850,000. Each unit entitled Venture Capital to receive 1% of the net proceeds from production attributable to our interest in the Atkins Lincoln 18-1 and Atkins Lincoln 8-1 Wells drilled by us in Bossier Parish, Louisiana. Each unit is also convertible into shares of our common stock at a rate of one share for every US$0.50 of the proceeds.

Pursuant to the terms of the amended agreement, the parties agreed to revise the terms of the original agreement to reflect the issuance of an additional 11.6 units to Venture Capital. The additional units were issued at a price of US$50,000 per unit for additional proceeds of US$580,000, with each unit of the 11.6 units entitling Venture Capital to receive 1.9827586% of the net proceeds as discussed above.

Following the entry into the amended agreement, Venture Capital acquired a total of 48.6 units for total proceeds of US$2,430,000. The 48.6 units entitle Venture Capital to receive approximately 60% of the net proceeds from production attributable to our interest in the Atkins 18-1 and Atkins 8-1 wells. If Venture Capital were to convert all US$2,430,000 of the units at the conversion price of US$0.50 per share, Venture Capital would be the holder of 4,860,000 common shares, or 13.6% of our issued and outstanding common shares, based on 30,806,251 common shares issued and outstanding as of July 10, 2007.

Item 9.01 Financial Statements and Exhibits.

Amended and Restated Subscription Agreement dated July 10, 2007, between our company and Venture Capital Asset Management AG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN STAR ENERGY INC.

By: /s/ Eric Boehnke

Name: Eric Boehnke

Title: President, Secretary and Treasurer

Dated: July 18, 2007

CW1321669.1